Rule 424(b)(3)
                                                            File No. 33-45490
                                                            File No. 33-45490-01


PRICING SUPPLEMENT NO. 73D     DATED 4/26/2000

(To Prospectus Dated August 12,1992, as supplemented by the Prospectus Supplement Dated August 19, 1992)

SBC COMMUNICATIONS CAPITAL CORPORATION
Medium-Term Notes, Series D
Due From Nine Months to Thirty Years From Date of Issue

Floating Rate Note

Principal:         $75,200,000

Trade Date:        4/26/2000

Settlement Date:   4/28/2000                      Stated Maturity Date: 5/1/2001

Base Rate:         3-month LIBOR Telerate         Spread: Minus 5 basis points

Issue Price (expressed as a percentage of the Principal Amount, before Agent's discount, if any): 100.00%

Agent's commission or discount from Issue Price (expressed as a percentage of the Principal Amount): 0.05%

Day Count Convention:        Interest will be calculated on the basis of actual
                             days elapsed and a year of 360 days.

Business Day:                London Business Day

Interest Determination Date: 2 London Business Days prior to Interest Payment
                             Date

Interest Reset Dates:        Quarterly on February 1, May 1, August 1 and
                             November 1

Interest Payment Dates:      Quarterly on February 1, May 1, August 1 and
                             November 1, commencing August 1, 2000

Form of Note:                Book Entry                Depository: DTC

Calculation Agent:           The Bank of New York

Principal amount offered to or through each Agent:

40,200,000  Salomon Smith Barney Inc., acting as:        _X_agent  ___ principal
35,000,000  Merrill Lynch & Co., acting as:              _X_agent  ___ principal
__________  Credit First Boston Corporation, acting as:  ___agent  ___ principal

If acting as principal, the Agents propose to resell the Notes at varying prices related to prevailing market prices at the time of resale, as determined by each Agent. Each Agent will be committed to take and pay for its respective principal amount of the Notes if any are taken by such Agent.

Redemption:  The Notes are not redeemable prior to the Maturity Date.